Exhibit 99.1

Analyst Contact:

Media Contact:

Jonathan Peisner

Julie Vincent

(317) 249-4390

(317) 249-4233

jpeisner@adesa.com	jvincent@adesa.com

ADESA, INC. APPOINTS A. R. SALES AS PRESIDENT AND COO

(Carmel, IN—May 1, 2006)—ADESA, Inc. (NYSE:KAR) Chairman and CEO David Gartzke announced today that the company’s Board of Directors has appointed Angel Rodolfo (A. R.) Sales as President and Chief Operating Officer effective today.

“We are extremely pleased to add A. R. to our senior management team,” said Gartzke. “A. R. brings a wealth of experience and knowledge, as well as a full understanding of our company and our industry. His skills truly complement my own and having A. R. as President and COO will provide us additional bench strength to the senior management team and allow me to continue to concentrate on our strategic and growth initiatives.”

Sales will be responsible for the day-to-day operation of the ADESA, Inc., family of companies as the company continues its efforts to operate with a one-company focus and coordinate operations. He has been a member of ADESA Inc.’s Board of Directors since May 2004 and served on its audit committee and corporate governance and nominating committee. Sales will remain on the Board.

Sales has most recently been Managing Director of Odyssey Corporate Finance, LLC, a corporate finance and strategy consulting firm. From 2002 to 2003, he was COO of Best Access Systems, Inc. He retired in 2001 from his position as President of Roll Coater, Inc. and Senior Vice President at ArvinMeritor, Inc., a global parts supplier to the automotive industry. From 1987 to 1990, he was Vice President and Treasurer of The Upjohn Company. He has a Bachelor’s Degree and an MBA in Finance from Indiana University.

Headquartered in Carmel, Indiana, ADESA, Inc. (NYSE: KAR) is North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing. The company’s operations span North America with 54 ADESA used vehicle auction sites, 37 Impact salvage vehicle auction sites and 84 AFC loan production offices. For further information on ADESA, Inc., visit the company’s Web site at http://www.adesainc.com.